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Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement of Petro-Canada on Form F-10 of our reports dated January 28, 2004, relating to the consolidated financial statements of Petro-Canada as at and for the years ended December 31, 2003 and 2002 (which audit report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain adjustments of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such adjustments) appearing in the Annual Report on Form 40-F of Petro-Canada for the year ended December 31, 2003.

        We also consent to the incorporation by reference in this Registration Statement of Petro-Canada on Form F-10 of our report dated September 16, 2004 relating to the Supplemental United States GAAP Differences and Disclosures of Petro-Canada as at and for the years ended December 31, 2003 and 2002, appearing in the Report of Foreign Issuer on Form 6-K dated September 16, 2004.

        We also consent to the reference to us under the headings "Summary Historical Financial and Operating Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Registered Chartered Accountants
Calgary, Alberta, Canada

September 16, 2004

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Exhibit 5.1